Exhibit 99.2

Rennova Health Interview

CEO Seamus Lagan on Uptick Newswire December 2020

Speakers: Everett Jolly and Seamus Lagan

Jolly: On today’s show, I’m bringing back a returning guest; it’s been months since the last time he has been on the show. We’re talking about none other than Rennova Health, Inc. They trade on the OTC markets under the ticker symbol ‘RNVA’, and with us today is the President and CEO of the company who is going to bring us up to speed, Mr. Seamus Lagan. Seamus, welcome back to the show.

Lagan: Thank you, Everett. It has been some time, so I appreciate the opportunity to get some additional information into the public domain.

Jolly: You know, the broader press has totally highlighted the difficulties faced by rural healthcare during this current pandemic. That being said, how is it affecting you guys and how are you moving forward?

Lagan: You know, Everett, everybody is being affected in some way; the rural hospitals definitely are seeing some difficulties. You can break them into four main categories, just to simplify it. First of all, there is a reduction in revenue – there are reduced patient visits and scheduling of services. Number two, you have increased costs associated with processes that you’re implementing to increase patient and visitor safety, and to acquire protective equipment to mitigate the spread of the virus. Number three, staff illness; this is probably more so in the last couple of months, increasing staff illness and the need to isolate after coming in contact with someone who has tested positive. And more recently, we’re seeing a lot more competition for staff, which is creating an additional strain on small hospitals.

Jolly: Let me ask you this, have you made any changes to your business to help you survive the difficulties that you just outlined?

Lagan: We’re always looking at ways to maintain and improve revenue. We’ve taken a number of steps throughout the year. We’ve adopted a telehealth technology to support patients and staff when appropriate. We’ve invested in new equipment throughout the year at the facilities, particularly in diagnostic equipment that facilitates point of care testing for key tests in the emergency rooms. That’s important because it enables a faster turnaround time for results, and also reduces the reliance of having the full clinical lab team available 24/7, and that’s a significant cost. A clinical lab is a significant cost in a small hospital; that’s a good move in the right direction. Look, we’ve previously announced that we’ve also installed COVID testing equipment that provides a 15-minute turnaround time for results, which is much better and much superior to the two to three days that most people experience for turnaround time. On top of the investments, we continue to build a very capable healthcare management team in our Knoxville office to oversee these facilities. In summary, we’ve adopted technology that improves patient care and decreases costs, and at the same time we’ve invested in a management team that will create significant savings by centralizing many of these functions that a small, stand-alone facility can’t sustain. So, that’s pretty much what we’re doing at the moment and have done throughout the year, Everett.

Jolly: As you know, Congress right now is in a meeting talking about a new stimulus package. That being said, do you expect any further financial assistance from the government or can you manage without it?

Lagan: We sincerely hope that we will receive some additional financial assistance. HHS, the body responsible for distributing stimulus assistance, is currently assessing or processing applications for additional stimulus that has been, as I understand, already provided by the government for healthcare. The last date for applications was November 6th, so just over a month ago. Like many others, we have applications submitted and are hopeful that our facilities qualify and receive some assistance very shortly. Back to the second part of your question, we have plans and we’re in discussions for additional capital, but like many small facilities there is a current risk to an interruption of operations if some immediate assistance is not received, Everett. It is a difficult time and there’s no point in denying that.

Jolly: Well, you’ve definitely come a long way since you’ve been on the show for many years. That being said, give us a little bit of an outlook for Rennova of where we could from here. Are you still confident in your business model, and have you adopted any new venues that you may streamline that look more intriguing for you?

1

Lagan: Everett, the business model to operate small clusters of rural hospitals can definitely work. We’re starting to see advantages of a centralized management team and adoption of new technology and analytical tools to drive decision making. We have to get through the current turmoil first, but we’re very confident that the long-term plan is solid. You know, the need for rural healthcare is not going away, and while there needs to be a better collaboration of local authority payers and providers to improve a number of things that hinder these rural hospitals, we are confident that the future sustainability of these rural hospitals will be improved by operating a cluster of facilities in the same geographic location. That’s our model and our long-term plan. I think it’s also worthy to note that we’re at the finish line on the separation of the software business into InnovaQor, Inc. There’s some information already out there, but it’s taken a lot longer than we anticipated, but that will help Rennova as a company. It will provide some additional opportunity to our shareholders. I’m really hoping that we have additional information available on this matter for shareholders in the coming days, Everett. That’s how close we are.

Jolly: Seamus, I’m going to give you the last 20 seconds here. Through the interview and through the times you’ve been coming on the show, what is it that you want my listeners and your stockholders to take away from today’s interview?

Lagan: Well look, I think an understanding that this is a difficult time for all small businesses, particularly in healthcare, but we’ve continued to fight our way through the difficult times and we’re putting a management team in place that will be more than capable of growing this company to everything and more that we have anticipated. So, we’re still here and we still feel very confident that we can succeed in the long term with our business.

Jolly: The company that we’re highlighting today is Rennova Health, Inc. Look them up, you can find them on the OTC Markets under the ticker symbol ‘RNVA’. Seamus, I want to thank you for stopping by and coming on the show. If I don’t get to speak to you before the end of the year, happy holidays and Merry Christmas to you and your staff, and hopefully you’ll come back on the show in 40 or 50 days and give us an update.

Lagan: Thanks, Everett. I very much appreciate it.

2